Exhibit 10.1

CONFIDENTIAL

Bill’s Nursery, Inc.

Attention: Elad Kohen

December 17, 2024

Re:	Memorandum of Understanding (“MOU”) regarding a Proposed Transaction involving a to-be determined U.S. affiliate of Vireo Growth Inc., a British Columbia corporation (as applicable, “Vireo”) and Bill’s Nursery, Inc., a Florida corporation (the “Company”).

Dear Mr. Kohen:

Vireo is pleased to provide this MOU outlining certain of the terms and conditions under which Vireo and the Company agree to negotiate in good faith a definitive agreement or agreements (the “Definitive Agreement”) reasonably acceptable to Vireo and the Company, pursuant to which Vireo would acquire from the holders thereof (collectively, the “Sellers”) all or substantially all of the issued and outstanding capital stock of the Company (the “Proposed Transaction”). The purchase price to be paid by Vireo to the Company at the closing of the Proposed Transaction would be 210,000,000 subordinate voting shares in the authorized share structure of Vireo, at a per-share value of US$0.52 per share (the “Vireo Shares” and such Vireo Shares to be issued pursuant to this sentence, the “Consideration Shares”). The Definitive Agreement would also be expected to provide that the stockholders of the Company will be eligible to receive an earn-out payment to be reasonably agreed upon between Vireo and the Company, and a clawback of up to 95,000,000 Consideration Shares, in each case subject to the Company’s and Vireo’s performance during 2026 and customary covenants with respect to the operation of Vireo and the Company from and after the closing of the Proposed Transaction. The Vireo Shares issued above would be subject to customary lock-up provisions as would be further described in the Definitive Agreement.

The Proposed Transaction would be structured in a tax efficient manner mutually agreeable to the Parties (as defined below) after further diligence, but would result in all of the issued and outstanding capital stock of the Company being solely owned by Vireo, including (as applicable) with respect to any equity interests issued or to be issued upon the exercise or conversion of any outstanding options, warrants, or other securities, including any equity issued or to be issued that is related to any convertible loans.

It is acknowledged that this MOU does not address all customary matters that would be reflected in a typical Definitive Agreement for a transaction of this nature. Vireo and the Company would negotiate such customary matters to be reflected in the Definitive Agreement in good faith. Vireo, Sellers and the Company are sometimes each referred to herein as a “Party” and together the “Parties”. All terms set forth in this MOU remain subject to each Party’s due diligence review in all respects. Other than the Binding Provisions (as defined below) which shall be legally binding against the Parties, the remaining provisions of this MOU are non-binding against the Parties.

1.            Definitive Agreement

The precise terms of the Definitive Agreement would include customary terms for a transaction in the nature of the Proposed Transaction, including but not limited to mutual representations and warranties, as well as customary covenants and corresponding mutual indemnities from the Parties. To facilitate the negotiations of the Definitive Agreement, the Parties intend that Vireo’s legal counsel would prepare initial drafts of the Definitive Agreement.

2.            Costs

Except as set forth herein or in the Definitive Agreement, the Company and Vireo will each be responsible for their respective costs, expenses and legal, accounting and other professional fees incurred in connection with the negotiation, preparation and execution of the Definitive Agreement and the completion of the Proposed Transaction (including any broker’s or finder’s fees, due diligence investigation costs and the expenses of its representatives).

3.            Exclusivity; Notification of Certain Matters

During the period commencing upon the full execution of this MOU and ending at 5:00 p.m., Eastern Standard Time, on January 24, 2025 (the “Exclusivity Period”), the Company agrees to negotiate in good faith a Definitive Agreement with Vireo in accordance with the terms described in the first three paragraphs of this MOU, and neither the Company nor its subsidiaries nor anyone acting on their respective behalf will engage in any efforts to, and will not knowingly, directly or indirectly, through any officer, employee, director, representative, parent, affiliate, broker, advisor or otherwise:

(a)	solicit, initiate or entertain the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity, person or group relating to, directly or indirectly, (i) any acquisition or purchase of, or any debt, convertible debt, equity or profit sharing interest, voting rights or control rights in (A) the Company, (B) any of the Company’s subsidiaries or controlled affiliates or (C) any operating company that has a management services agreement with the Company or any of its subsidiaries or controlled affiliates (provided that the Company shall be permitted to create and implement equity compensation plans or programs for certain Company employees and/or contractors), or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of any of the assets of the Company, its subsidiaries or controlled affiliates (other than sales of inventory on commercial terms in the ordinary course of business) (each an “Acquisition Proposal”); or

(b)	participate or engage in, in each case directly or indirectly, any negotiations or other discussions relating to any Acquisition Proposal.

During the Exclusivity Period, the Company will notify Vireo in writing within two (2) business days of the receipt of any Acquisition Proposal. Such written notification will describe in

Immediately upon execution of this MOU, the Company shall, and shall cause its officers, employees, directors, representatives, affiliates, brokers and advisors to, terminate any and all existing discussions or negotiations with any person or group of persons regarding an Acquisition Proposal.

4.            Deposit

In consideration of the Parties’ agreements herein, Vireo hereby agrees that, on or prior to December 20, 2024, it will pay the Company an amount equal to US$1 million in cash to an account designated by the Company. In the event that the Parties do not execute and deliver a Definitive Agreement by the end of the Exclusivity Period, the Company agrees to pay Vireo an amount in cash equal to US$1.25 million within two business days of the end of such period to an account designated by Vireo. If the Parties execute and deliver a Definitive Agreement, the Parties hereby agree that the US$1 million paid by Vireo as described herein will be repaid by the Company to Vireo (in the amount of US$1 million) in connection with the closing of the Proposed Transaction.

5.            Termination

This MOU will expire if it is not executed and delivered by the Company and Vireo as of 5:00 p.m., Eastern Standard Time, on December 19, 2024. Upon termination of this MOU, the Parties will have no further obligations under this MOU other than pursuant to Sections 2, 3, 4, 6, 7, and 8 of this MOU (collectively the “Binding Provisions”).

6.            Waiver

No Party will be deemed to have waived the exercise of any right that it holds under this MOU unless that waiver is made in writing. No waiver made with respect to any instance involving the exercise of any right will be deemed to be a waiver with respect to any other instance involving the exercise of that right or with respect to any other right.

7.            Non-Binding Nature

Except for the Binding Provisions, this MOU constitutes only a preliminary, non-binding statement of the intentions of the Parties, does not contain all matters upon which agreement must be reached for the Proposed Transaction to be consummated, and except for the Binding Provisions, creates no legal obligations on the part of any Party. A binding commitment with respect to the Proposed Transaction will result only from the negotiation and execution of the Definitive Agreement. It is understood that this MOU does not constitute an obligation or commitment of any Party to enter into the Definitive Agreement, and any obligations or commitments to proceed with the Proposed Transaction shall be contained only in the Definitive Agreement. Notwithstanding the foregoing, in order to induce the Parties to expend fees and expenses necessary to evaluate the Proposed Transaction, the Binding Provisions will be fully binding upon each of the Parties. Any Party may terminate negotiations at any time.

8.            General Provisions

(a)	Each Party represents and warrants that it is duly authorized and has all necessary power and authority to execute and deliver this MOU.

(b)	No Party may transfer or assign its rights or obligations hereunder without the prior written consent of the other Parties.

(c)	This MOU may be executed electronically and in one or more counterparts, by original, facsimile, email or other means of electronic signature, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement.

(d)	This MOU shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws provisions thereof. Any suit, action or other proceeding whatsoever arising under the MOU shall be heard in the state or federal courts located in the State of Delaware, County of New Castle. Each Party hereby irrevocably and unconditionally waives any right to a trial by jury with respect to any suit, action or proceeding arising out of or relating to this MOU.

(e)	The Binding Provisions constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties on such subject matter. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by the Parties.

We trust that this MOU reflects our mutual understanding with respect to the matters described herein.

Yours very truly,

Vireo Growth, Inc.

By:	/s/ Kyle Kingsley
Name:	Kyle Kingsley
Title:	Executive Chairman

Subject to the receipt of approval from the Board and the Sellers as set out below, the undersigned hereby accepts the above MOU on behalf of the Company and confirms that it reflects the Parties’ understanding.

Dated this 16th day of December, 2024

Bill’s Nursery, Inc.

By:	/s/ Elad Kohen
Name:	Elad Kohen
Title:	CEO

Approval and Ratification:

The Company’s execution of this MOU is, and shall be, subject to approval and ratification by: (i) the Company’s Board of Directors (the “Board”); and (ii) the Sellers. The approvals and ratifications referenced in clauses (i) and (ii) of the immediately preceding sentence shall not be deemed or understood by Vireo to have been received unless and until the undersigned signs below, on behalf of the Company, which shall constitute the Company’s confirmation that the required approvals and ratifications by the Board and the Sellers have in fact been received.

Dated this 18th day of December, 2024

Bill’s Nursery, Inc.

By:	/s/ Elad Kohen
Name:	Elad Kohen
Title:	CEO